As filed with the Securities and Exchange Commission on March 18, 2022

Registration No. 333-258936

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Matterport, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	85-1695048
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

352 East Java Drive

Sunnyvale, CA 94089

(650) 641-2241

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Judi Otteson

General Counsel

352 East Java Drive

Sunnyvale, CA 94089

(650) 641-2241

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Ryan J. Maierson

Thomas G. Brandt

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

(713) 546-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-259790)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Matterport, Inc. (File No. 333-258936), initially filed on August 19, 2021 and declared effective by the Securities and Exchange Commission on August 26, 2021 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file the consent of PricewaterhouseCoopers LLP with respect to its report dated March 18, 2022 relating to the financial statements of Matterport, Inc. contained in its Annual Report on Form 10-K and included in the Prospectus Supplement No. 8 dated March 18, 2022 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Matterport, Inc. (with respect to Matterport, Inc. consolidated financial statements).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this post-effective amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, State of California on this 18th day of March, 2022.

Matterport, Inc.

By:	/s/ R.J. Pittman
Name: R.J. Pittman Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ R.J. Pittman R.J. Pittman	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 18, 2022

/s/ James D. Fay James D. Fay	Chief Financial Officer (Principal Financial Officer)	March 18, 2022

/s/ Peter Presunka Peter Presunka	Chief Accounting Officer (Principal Accounting Officer)	March 18, 2022

* Michael Gustafson	Director	March 18, 2022

* Peter Hébert	Director	March 18, 2022

* Jason Krikorian	Director	March 18, 2022

* By:	/s/ R.J. Pittman
R.J. Pittman
Attorney-in-fact